Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-183039, File No. 333-167892, File No. 333-126057, File No. 333-113973, File No. 333-87545, File No. 333-160273, File No. 333-211286, File No. 333-238309, and File No. 333-249096) of CNX Resources Corporation; of our reports dated February 9, 2023, with respect to the consolidated financial statements and schedule of CNX Resources Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of CNX Resources Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 9, 2023